AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of the __ day of September, 2008, by and among Brandes Investment Trust, a Delaware statutory trust (the “Trust”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and Brandes Investment Partners, L.P., a Delaware limited partnership and the investment advisor to the Trust (the “Advisor”), as parties to the Distribution Agreement dated as of October 3, 2005 (the “Agreement”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the fees and funds of the Agreement as follows:

Exhibit A (“Exhibit A”) and Exhibit B (“Exhibit B”) is hereby superseded and replaced with Exhibit A and Exhibit B attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BRANDES INVESTMENT TRUST	QUASAR DISTRIBUTORS, LLC

By:	By:
Name:	James R. Schoenike
Title:	Title: President

BRANDES INVESTMENT PARTNERS, L.P.
By:
Name:
Title:

 Exhibit A to the Distribution Agreement
Brandes Investment Trust and Brandes Investment Partners. L.P.
QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES FEE SCHEDULE at October, 2008
Regulatory Distribution Annual Services Per Fund*
Minimum annual fee:
   •  First 12 months - $15,000 first fund, $8,000 for each additional fund
   •  Second 12 months - $24,000 first fund, $12,000 for each additional fund
   •  Third 12 months and therefore - $35,000 first fund, $15,000 for each additional fund
•  Distributor concession, if applicable, is paid to Quasar
Advertising Compliance Review/FINRA Filings
•  $175 per job for the first 10 pages (minutes if tape or video); $20 per page (minute if tape or video) thereafter (includes FINRA filing fee)
•  Non-FINRA filed materials, e.g. Institutional Use Only, Quasar Review Only, Correspondence, etc.
$75 per job for the first 10 pages (minutes if tape or video); $10 per page (minute if tape or video) thereafter
•  FINRA Expedited Filing Service for 3 Day Turnaround
$1,000 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter.  (Comments are faxed.  FINRA may not accept expedited request.)
•  Quasar Expedited Review Service for 24 Hour Turnaround – Does not include FINRA filing fee, if applicable
        $500 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter.
Licensing of Investment Advisor’s Staff (if desired)
•  $2,500 per year per registered representative (RR)
•  Quasar is limited to these licenses for sponsorship:  Series, 6, 7, 24, 26, 27, 63, 66
•  $3,000 per FINRA designated branch location
•  Plus all associated FINRA and State fees for Registered Representatives, including license and renewal fees.
•  $500 penalty to be paid by Advisor if written notice of termination of a RR is not received by Quasar within ten (10) business days of the RR’s effective date of termination.
Fund Fact Sheets
•  Design - $1,000 per fact sheet, includes first production
•  Production - $500.00 per fact sheet per production period
•  All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee.
•  Web sites, brochures and other sales support materials – Project priced via Quasar proposal.
Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
•  typesetting, printing and distribution of Prospectuses and shareholder reports
•  production, printing, distribution and placement of advertising and sales literature and materials
•  engagement of designers, free-lance writers and public relations firms
•  long-distance telephone lines, services and charges
•  postage, overnight delivery charges
•  FINRA registration fees (FINRA advertising filing fees are included in Advertising Compliance Review section above)
•  record retention
•  travel, lodging and meals
Fees are billed monthly.
* Subject to CPI increase, Milwaukee MSA.

Exhibit B
to the
Brandes Investment Trust and Brandes Investment Partners, L.P.
Distribution Agreement

Fund Names

Separate Series of Brandes Investment Trust

Name of Series
Brandes Institutional International Equity Fund
Brandes Separately Managed Account Reserve Trust
Brandes Institutional Core Plus Fixed Income Fund
Brandes Institutional Enhanced Income Fund
Brandes Institutional Global Equity Fund